Exhibit 99.1

Press Release

February 7, 2023	Contact Information:

For Immediate Release	Dave Pauli
Vice President - Investor Relations
414.223.7770

Zurn Elkay Water Solutions Reports Fourth Quarter 2022 Financial Results
•Announces $500 million share repurchase authorization
Call scheduled for Wednesday, February 8, 2023 at 8:30 a.m. Eastern Time
MILWAUKEE, WI (USA) - Zurn Elkay Water Solutions Corporation (NYSE:ZWS)
Fourth Quarter Highlights
•Net sales in the quarter increased 46% to $340 million compared with $232 million in last year’s December quarter (+50% acquisitions, -1% foreign currency translation, -3% core sales(1)).
•Net income from continuing operations was $10 million (diluted EPS from continuing operations of $0.06), compared with net income from continuing operations of $3 million (diluted EPS from continuing operations of $0.02) in the year-ago quarter.
•Completed $25 million of common stock repurchases during the quarter.
•Adjusted EPS(1) was $0.16 compared with $0.22 in the year-ago quarter.
•Adjusted EBITDA(1) was $65 million (19.0% of net sales) compared with $45 million (19.4% of net sales) in last year's fourth quarter.
•Net debt leverage of 1.4x as of December 31, 2022.
Calendar Year 2022 Highlights
•    Completed the combination with Elkay Manufacturing Company, a market leader of commercial drinking water solutions.
•Board of Directors authorized a plan for the Company to repurchase up to $500 million of our common stock.
•Net sales were $1,282 million and increased by 41% from the comparable $911 million in calendar year 2021 (+11% core sales(1), +31% acquisitions, -1% foreign currency translation).
•     Net income from continuing operations was $57 million (diluted EPS from continuing operations of $0.37), compared with $50 million (diluted EPS from continuing operations of $0.40) in calendar year 2021.
•     Adjusted EPS(1) was $0.94, compared with $0.77 in the prior calendar year.
•     Adjusted EBITDA(1) was $265 million (20.6% of net sales) compared with $196 million (21.5% of net sales) in calendar year 2021.
Todd A. Adams, Chairman and Chief Executive Officer of Zurn Elkay, commented, “As a result of executing against our strategy over the past two years, we have put ourselves in a position to create a significant amount of value as we start 2023 as a premier, pure-play water business. The core Zurn business delivered another record year, with core sales growth of 11% on top of the 13% core growth we generated in 2021. We have accelerated the integration of the mid-year transaction with Elkay and start the year as a single business, with a clear path to the $50 million in synergies we expected and building momentum in our leading safe drinking water platform. With that backdrop, our Board of Directors has authorized a plan for the Company to repurchase up to $500 million of our common stock and we anticipate utilizing at least $100 million to repurchase shares during 2023. Our 2023 will be about executing against our strategic breakthrough’s and leveraging our expected $200 million of free cash flow to invest in our core business to create value for our shareholders.”

Adams continued, "In the fourth quarter, we delivered $340 million of sales inclusive of a weaker than anticipated residential market and wholesale channel inventory reductions as our lead-times returned to historical levels. Demand in our non-residential end markets continued to show strength led by demand within our drinking water product categories. We continue to see commodity and transportation costs decline from peak levels in 2022, however, our margins in the quarter reflect the impact of selling through higher cost inventory. We expect to begin seeing the margin benefits of the improved commodity and transportation cost environment in the second quarter of 2023.
"In the coming weeks you will see us release our second sustainability report as a stand-alone water business. We continue to make enhancements to our sustainability program and our pursuit of helping our customers protect the vital resource of water has never been stronger. In the upcoming report you will see us disclose consolidated Zurn Elkay metrics, progress towards the goals we initiated in last year’s report as well as initiate several new goals primarily focused on the environment. We are excited to continue to build on the momentum we have around ESG in our company."

March Quarter and 2023 Outlook
Adams continued, “We’re going to take a view on our external outlook that encompasses a broader range of volatility than we have the past couple of years. For the year, we believe total sales will be in the range of $1,500 million to $1,550 million, and Adjusted EBITDA to be in the range of $325 million to $345 million and anticipate delivering approximately $200 million in free cash flow. As it relates to the first quarter, we expect total sales to be in the range of $340 million to $355 million and Adjusted EBITDA margins between 19.0% to 19.5%, inclusive of approximately 250 basis points impact from the sell-through of higher-cost inventory that is out of the run-rate during the second quarter.”
Fourth Quarter 2022 Overview
    Net sales were $340.3 million during the three months ended December 31, 2022, an increase of 46% year-over-year. Excluding a 50% increase in net sales resulting from our merger with Elkay and a 1% decrease in sales associated with foreign currency translation, core sales decreased 3% year over year driven by lower residential market demand and our channel partners reducing inventory levels following the overall improvement of our lead times.
    Income from operations, was $19.8 million or 5.8% of net sales. Income from operations as a percentage of net sales increased by 10 basis points year over year as the benefits of productivity actions and lower non-cash stock-based compensation expense was partially offset by incremental depreciation, intangible asset amortization and the inventory fair value amortization resulting from the merger with Elkay as well as the sell-through of higher cost inventory in the quarter.
    Adjusted EBITDA(1) was $64.6 million, or 19.0% of net sales during the three months ended December 31, 2022 compared to $45.1 million, or 19.4% of net sales during the three months ended December 31, 2021.

(1)    Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as Elkay and Wade Drains), divestitures and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, discontinued operations, gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, the adjustment to state inventories at last-in first-out costs, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings from continuing operations before interest and other debt related activities, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the Reconciliation of GAAP to Non-GAAP Financial Measures table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. In addition to Adjusted EBITDA we also use the term "Adjusted EBITDA excluding corporate costs" which is used to described our total Adjusted EBITDA at the operating level without being burdened by the EBITDA costs associated with our corporate functions. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers. Lastly, management and various investors use the ratio of the change in Adjusted EBITDA divided by the change in net sales (referred to as “incremental margin” in the case of an increase in net sales or “decremental margin” in the case of a decrease in net sales) as an additional measure of our financial performance and when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt. We define Free Cash Flow Conversion as Free Cash Flow divided by net income.
Return on Invested Capital (“ROIC”)
ROIC is used because we believe it is an important supplemental measure of financial performance and it is also currently a performance measure under our long-term incentive plan. ROIC is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. ROIC is also used by investors and analysts to evaluate management’s deployment of capital to create shareholder value. We define ROIC as tax-effected net operating income for the last 12 months divided by average total invested capital over a rolling four-quarter period. Total invested capital is defined as shareholders equity plus debt, less cash and cash equivalents. Other companies may not define or calculate ROIC in the same way.
About Zurn Elkay Water Solutions
Headquartered in Milwaukee, Wisconsin, Zurn Elkay is a growth-oriented, pure-play water management business that designs, procures, manufactures, and markets what we believe to be the broadest sustainable product portfolio of specification-driven water management solutions to improve health, human safety and the environment. Our product portfolio includes professional grade water safety and control products, flow system, hygienic and environmental products, and drinking water products for public and private spaces that deliver superior value to building owners, positively impact the environment and human hygiene and reduce product installation time. Additional information about Zurn Elkay Water Solutions can be found at www.zurn-elkay.com.
Conference Call Details
Zurn Elkay Water Solutions will hold a conference call on Wednesday, February 8, 2023, at 8:30 a.m. Eastern Time to discuss its fourth quarter 2022 results, provide a general business update and respond to investor questions. Zurn Elkay Chairman and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 888-510-2359
International toll #: 646-960-0215
Access Code: 7660247
A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.zurn-elkay.com) at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:00 a.m. Central Time February 8, 2023 until 10:59 p.m. Central Time, February 15, 2023. To access the replay, please dial 800-770-2030 (domestic) or 647-362-9199 (international). The Conference ID for the replay is: 7660247. The replay will also be available as a webcast on the Company’s investor relations website.

Cautionary Statement on Forward-Looking Statements
Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based on information available to Zurn Elkay Water Solutions Corporation as of the date of this release, and Zurn Elkay assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in our report on Form 10-K for the period ended December 31, 2021, as well as the Company’s subsequent annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales	$340.3	$232.3	$1,281.8	$910.9
Cost of sales	230.9	147.1	816.3	537.7
Gross profit	109.4	85.2	465.5	373.2
Selling, general and administrative expenses	72.4	64.1	309.0	239.0
Restructuring and other similar charges	2.3	2.1	15.4	3.7
Amortization of intangible assets	14.9	5.8	34.0	23.5
Income from operations	19.8	13.2	107.1	107.0
Non-operating expense:
Interest expense, net	(8.9)	(5.1)	(26.9)	(34.7)
Loss on the extinguishment of debt	—	(20.4)	—	(20.4)
Actuarial gain on pension and postretirement benefit obligations	1.9	1.2	1.9	1.2
Other income (expense), net	1.4	0.2	1.7	(0.7)
Income (loss) before income taxes	14.2	(10.9)	83.8	52.4
(Provision) benefit for income taxes	(3.9)	13.9	(26.8)	(2.7)
Net income from continuing operations	10.3	3.0	57.0	49.7
Income (loss) from discontinued operations, net of tax	3.9	(69.4)	4.7	71.2
Net income (loss)	$14.2	$(66.4)	$61.7	$120.9

Basic net income (loss) per share:
Continuing operations	$0.06	$0.02	$0.38	$0.41
Discontinued operations	$0.02	$(0.56)	$0.03	$0.59
Net income (loss)	$0.08	$(0.53)	$0.41	$1.00
Diluted net income (loss) per share:
Continuing operations	$0.06	$0.02	$0.37	$0.40
Discontinued operations	$0.02	$(0.54)	$0.03	$0.57
Net income (loss)	$0.08	$(0.52)	$0.40	$0.97
Weighted-average number of shares outstanding (in thousands):
Basic	177,938	124,283	151,581	121,493
Effect of dilutive equity securities	2,068	4,443	2,256	3,621
Diluted	180,006	128,726	153,837	125,114

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three Months Ended December 31, 2022
(in Millions) (Unaudited)

	Three Months Ended December 31, 2022
	Reported Results		Adjustments			Non-GAAP Results

Net sales	$340.3		$—			$340.3

EBITDA	43.4		21.2	(a)		64.6
Depreciation and amortization	(23.6)		—			(23.6)
Income from operations	19.8		21.2	(b)		41.0

Income before income taxes	14.2		23.3	(c)		37.5
Provision for income taxes and indicated rate	(3.9)	27.5%	(5.6)		24.0%	(9.5)	25.3%
Net income from continuing operations	10.3		17.7			28.0

Income from discontinued operations, net of tax	3.9		(3.9)			—
Net income	$14.2		$13.8			$28.0

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$2.3		$2.3			$2.3
Acquisition-related fair value adjustment	3.7		3.7			3.7
Stock-based compensation expense	9.5		9.5			—
Last-in-first-out inventory adjustments	5.7		5.7			5.7
Amortization of intangible assets	—		—			14.9
Other income, net (1)	—		—			(1.4)
Actuarial gain on pension and postretirement benefit obligations	—		—			(1.9)
Total Adjustments	$21.2		$21.2			$23.3
____________________
(1)Other income, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions, and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Year Ended December 31, 2022
(in Millions) (Unaudited)

	Year Ended December 31, 2022
	Reported Results		Adjustments			Non-GAAP Results

Net sales	$1,281.8		$—			$1,281.8

EBITDA	161.6		103.0	(a)		264.6
Depreciation and amortization	(54.5)		—			(54.5)
Income from operations	107.1		103.0	(b)		210.1

Income before income taxes	83.8		108.4	(c)		192.2
Provision for income taxes and indicated rate	(26.8)	32.0%	(21.1)		19.5%	(47.9)	24.9%
Net income from continuing operations	57.0		87.3			144.3

Income from discontinued operations, net of tax	4.7		(4.7)			—
Net income	$61.7		$82.6			$144.3

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$15.4		$15.4			$15.4
Acquisition-related fair value adjustment	18.9		18.9			18.9
Stock-based compensation expense	25.0		25.0			—
Last-in-first-out inventory adjustments	9.7		9.7			9.7
Merger costs	33.7		33.7			33.7
Other, net (1)	0.3		0.3			0.3
Other income, net (2)	—		—			(1.7)
Amortization of intangible assets	—		—			34.0
Actuarial gain on pension and postretirement benefit obligations	—		—			(1.9)
Total Adjustments	$103.0		$103.0			$108.4

____________________
(1)Other, net includes the gains and losses from sale of long-lived assets.
(2)Other income, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions, and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three Months Ended December 31, 2021
(in Millions) (Unaudited)

	Three Months Ended December 31, 2021
	Reported Results		Adjustments			Non-GAAP Results

Net sales	$232.3		$—			$232.3

EBITDA	21.3		23.8	(a)		45.1
Depreciation and amortization	(8.1)		—			(8.1)
Income from operations	13.2		23.8	(b)		37.0

(Loss) income before income taxes	(10.9)		34.3	(c)		23.4
Benefit (provision) for income taxes and indicated rate	13.9	127.5%	(8.4)		24.5%	5.5	(23.5)%
Net income from continuing operations	3.0		25.9			28.9

Loss from discontinued operations, net of tax	(69.4)		69.4			—
Net (loss) income	$(66.4)		$95.3			$28.9

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$2.1		$2.1			$2.1
Acquisition-related fair value adjustment	0.2		0.2			0.2
Last-in-first-out inventory adjustments	7.2		7.2			7.2
Stock-based compensation expense	14.3		14.3			—
Amortization of intangible assets	—		—			5.8
Other income, net (1)	—		—			(0.2)
Actuarial gain on pension and postretirement benefit obligations	—		—			(1.2)
Loss on the extinguishment of debt	—		—			20.4
Total Adjustments	$23.8		$23.8			$34.3
____________________
(1)Other income, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Year Ended December 31, 2021
(in Millions) (Unaudited)

	Year Ended December 31, 2021
	Reported Results		Adjustments			Non-GAAP Results

Net sales	$910.9		$—			$910.9

EBITDA	139.7		56.1	(a)		195.8
Depreciation and amortization	(32.7)		—			(32.7)
Income from operations	107.0		56.1	(b)		163.1

Income before income taxes	52.4		62.0	(c)		114.4
Provision for income taxes and indicated rate	(2.7)	5.2%	(14.8)		23.9%	(17.5)	15.3%
Net income from continuing operations	49.7		47.2			96.9

Income from discontinued operations, net of tax	71.2		(71.2)			—
Net income	$120.9		$(24.0)			$96.9

	EBITDA Adjustments (a)		Income from Operations Adjustments (b)			Income before Income Taxes Adjustments (c)
Restructuring and other similar charges	$3.7		$3.7			$3.7
Acquisition-related fair value adjustment	0.8		0.8			0.8
Last-in-first-out inventory adjustments	14.1		14.1			14.1
Stock-based compensation expense	37.5		37.5			—
Amortization of intangible assets	—		—			23.5
Other expense, net (1)	—		—			0.7
Actuarial gain on pension and postretirement benefit obligations	—		—			(1.2)
Loss on the extinguishment of debt	—		—			20.4
Total Adjustments	$56.1		$56.1			$62.0

____________________
(1)Other expense, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.

Zurn Elkay Water Solutions Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Three and Twelve Months Ended December 31, 2022 and December 31, 2021
(in Millions, except share and per share amounts) (Unaudited)

	Three Months Ended		Year Ended
Adjusted EBITDA	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$14.2	$(66.4)	$61.7	$120.9
(Income) loss from discontinued operations, net of tax	(3.9)	69.4	(4.7)	(71.2)
Provision (benefit) for income taxes	3.9	(13.9)	26.8	2.7
Actuarial gain on pension and postretirement benefit obligations	(1.9)	(1.2)	(1.9)	(1.2)
Other (income) expense, net (1)	(1.4)	(0.2)	(1.7)	0.7
Loss on the extinguishment of debt	—	20.4	—	20.4
Interest expense, net	8.9	5.1	26.9	34.7
Income from operations	$19.8	$13.2	$107.1	$107.0

Adjustments
Depreciation and amortization	$23.6	$8.1	$54.5	$32.7
Restructuring and other similar charges	2.3	2.1	15.4	3.7
Acquisition-related fair value adjustment	3.7	0.2	18.9	0.8
Stock-based compensation expense	9.5	14.3	25.0	37.5
Merger costs	—	—	33.7	—
Last-in first-out inventory adjustments	5.7	7.2	9.7	14.1
Other, net (2)	—	—	0.3	—
Subtotal of adjustments	44.8	31.9	157.5	88.8
Adjusted EBITDA	$64.6	$45.1	$264.6	$195.8
____________________
(1)Other (income) expense, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.
(2)Other, net includes the gains and losses from the sale of long-lived assets.

	Three Months Ended		Year Ended
Adjusted Net Income and Earnings Per Share	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$14.2	$(66.4)	$61.7	$120.9
(Income) loss from discontinued operations, net of tax	(3.9)	69.4	(4.7)	(71.2)
Loss on the extinguishment of debt	—	20.4	—	20.4
Amortization of intangible assets	14.9	5.8	34.0	23.5
Restructuring and other similar charges	2.3	2.1	15.4	3.7
Acquisition-related fair value adjustment	3.7	0.2	18.9	0.8
Merger costs	—	—	33.7	—
Last-in first-out inventory adjustment	5.7	7.2	9.7	14.1
Actuarial gain on pension and postretirement benefit obligations	(1.9)	(1.2)	(1.9)	(1.2)
Other (income) expense, net (1)	(1.4)	(0.2)	(1.7)	0.7
Other, net (2)	—	—	0.3	—
Tax effect on above items	(5.6)	(8.4)	(21.1)	(14.8)
Adjusted net income	$28.0	$28.9	$144.3	$96.9

GAAP diluted net income per share from continuing operations	$0.06	$0.02	$0.37	$0.40
Adjusted earnings per share - diluted	$0.16	$0.22	$0.94	$0.77

Weighted-average number of shares outstanding (in thousands)
GAAP basic weighted-average shares	177,938	124,283	151,581	121,493
Effect of dilutive equity securities	2,068	4,443	2,256	3,621
Adjusted diluted weighted-average shares	180,006	128,726	153,837	125,114
____________________
(1)Other (income) expense, net, for the periods indicated, consists primarily of gains and losses from foreign currency transactions and the non-service cost components of net periodic benefit credits associated with our defined benefit plans.
(2)Other, net includes the gains and losses from the sale of long-lived assets.

	Year Ended
	December 31, 2022	December 31, 2021
Cash provided by operating activities	$97.0	$223.6
Expenditures for property, plant and equipment	(7.6)	(23.3)
Free cash flow	$89.4	$200.3

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income (loss)	$14.2	$(66.4)	$61.7	$120.9
Other comprehensive income (loss):
Foreign currency translation adjustments	(0.1)	2.4	(4.2)	(4.2)
Change in pension and postretirement defined benefit plans, net of tax	4.1	18.6	4.1	18.4
Total other comprehensive income (loss), net of tax	4.0	21.0	(0.1)	14.2
Total comprehensive income (loss)	$18.2	$(45.4)	$61.6	$135.1

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$124.8	$96.6
Receivables, net	219.7	144.1
Inventories	366.7	184.5
Income taxes receivable	18.3	33.1
Other current assets	28.0	16.5
Total current assets	757.5	474.8
Property, plant and equipment, net	183.8	64.4
Intangible assets, net	1,009.7	179.1
Goodwill	777.0	254.1
Insurance for asbestos claims	72.1	66.0
Other assets	63.9	39.3
Total assets	$2,864.0	$1,077.7
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$5.7	$5.6
Trade payables	116.9	105.1
Compensation and benefits	19.2	22.0
Current portion of pension and postretirement benefit obligations	1.6	1.3
Other current liabilities	145.9	106.4
Total current liabilities	289.3	240.4

Long-term debt	530.2	533.9
Pension and postretirement benefit obligations	50.5	57.3
Deferred income taxes	221.4	3.1
Operating lease liability	34.2	8.9
Reserve for asbestos claims	79.0	66.0
Other liabilities	44.4	41.7
Total liabilities	1,249.0	951.3

Stockholders' equity:
Common stock,$0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 176,876,406 at December 31, 2022 and 125,720,068 at December 31, 2021	1.8	1.3
Additional paid-in capital	2,853.1	1,436.9
Retained deficit	(1,164.9)	(1,236.9)
Accumulated other comprehensive loss	(75.0)	(74.9)
Total stockholders' equity	1,615.0	126.4
Total liabilities and stockholders' equity	$2,864.0	$1,077.7

Zurn Elkay Water Solutions Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Year Ended
	December 31, 2022	December 31, 2021
Operating activities
Net income	$61.7	$120.9
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	20.5	44.1
Amortization of intangible assets	34.0	33.4
(Loss) gain on dispositions of long-lived assets	0.3	(10.1)
Deferred income taxes	0.5	(12.1)
Other non-cash expense (income)	4.8	(3.6)
Actuarial (gain) loss on pension and postretirement benefit obligations	(1.9)	3.6
Loss on extinguishment of debt	—	20.4
Stock-based compensation expense	25.0	51.4
Changes in operating assets and liabilities:
Receivables	15.5	(66.6)
Inventories	(17.6)	(79.5)
Other assets	36.5	(7.7)
Accounts payable	(18.3)	99.1
Accruals and other	(64.0)	30.3
Cash provided by operating activities	97.0	223.6

Investing activities
Expenditures for property, plant and equipment	(7.6)	(23.3)
Acquisitions, net of cash acquired	(44.8)	(17.1)
Proceeds from dispositions of long-lived assets	1.3	14.3
Proceeds from insurance claims	9.5	—
Payment associated with divestiture of discontinued operations	35.0	4.2
Cash used for investing activities	(6.6)	(21.9)

Financing activities
Proceeds from borrowings of debt	102.0	550.0
Repayments of debt	(107.7)	(1,126.7)
Dividend received from Spin-Off of PMC	—	486.8
Cash transferred to PMC related to Spin-Off	—	(192.8)
Payment of debt issuance costs	—	(28.8)
Proceeds from exercise of stock options	2.5	24.9
Taxes withheld and paid on employees' share-based payment awards	(0.7)	(32.3)
Repurchase of common stock	(24.7)	(0.9)
Payment of common stock dividends	(32.5)	(36.4)
Cash used for financing activities	(61.1)	(356.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.1)	(4.5)
Increase (decrease) in cash, cash equivalents and restricted cash	28.2	(159.0)
Cash, cash equivalents and restricted cash at beginning of period	96.6	255.6
Cash, cash equivalents and restricted cash at end of period	$124.8	$96.6